UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)


                         Firearms Training Systems, Inc.
                         -------------------------------
                                (Name of Issuer)


               Class A Common Stock, par value $0.000006 per share
               ---------------------------------------------------
                         (Title of Class of Securities)


                                   318120-10-2
                                 --------------
                                 (CUSIP Number)


            Scott Perekslis                    Mark E. Thierfelder, Esq.
     Centre Partners Management LLC                   Dechert LLP
          30 Rockefeller Plaza                   30 Rockefeller Plaza
              Suite 5050                          New York, NY 10112
           New York, NY 10020                       (212) 698-3500
             (212) 332-5800


                -------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 18, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE CAPITAL INVESTORS II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
         (SEE INSTRUCTIONS)                                             (B) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)

               BK
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN
--------------------------------------------------------------------------------

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
         (SEE INSTRUCTIONS)                                             (B) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)

               OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN
--------------------------------------------------------------------------------

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (A) [ ]
         (SEE INSTRUCTIONS)                                             (B) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS (SEE INSTRUCTIONS)

               BK
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               BERMUDA
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN
--------------------------------------------------------------------------------

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE PARTNERS COINVESTMENT L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

               BK
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN
--------------------------------------------------------------------------------

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE PARTNERS II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS


--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN
--------------------------------------------------------------------------------

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE PARTNERS II, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO
--------------------------------------------------------------------------------

CUSIP No. 318120-10-2                    13D
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
         PERSONS (ENTITIES ONLY)

               CENTRE PARTNERS MANAGEMENT LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
         (SEE INSTRUCTIONS)                                             (b) [ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS


--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
NUMBER OF                                 0
SHARES                         -------------------------------------------------
BENEFICIALLY                       8      SHARED VOTING POWER
OWNED BY                                  0
EACH REPORTING                 -------------------------------------------------
PERSON WITH                        9      SOLE DISPOSITIVE POWER
                                          0
                               -------------------------------------------------
                                  10      SHARED DISPOSITIVE POWER
                                          0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              0
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO
--------------------------------------------------------------------------------

         This Schedule 13D/A (Amendment No. 6) amends and supplements the Statement on Schedule 13D filed on May 2, 2002, as amended by the Schedule 13D/A (Amendment No. 1) filed on May 16, 2002, the Schedule 13D/A (Amendment No. 2) filed on May 20, 2004, the Schedule 13D/A (Amendment No. 3) filed on October 6, 2004, the Schedule 13D/A (Amendment No. 4) filed on March 31, 2005, and the
Schedule 13D/A (Amendment No. 5) filed on August 25, 2006, (as so amended, the "Statement"), filed by Centre Capital Investors II, L.P. ("Centre Capital"), Centre Capital Tax-Exempt Investors II, L.P. ("Centre Tax-Exempt"), Centre Capital Offshore Investors II, L.P. ("Centre Offshore"), Centre Partners Coinvestment L.P. ("Centre Coinvestment"), Centre Partners II, L.P. ("Centre Partners LP"), Centre Partners II, LLC ("Centre Partners LLC") and Centre Partners Management LLC ("Centre Management" and together with Centre Capital, Centre Tax-Exempt, Centre Offshore, Centre Coinvestment, Centre Partners LP and Centre Partners LLC, the "Reporting Persons") with respect to the Class A common stock, $0.000006 par value (the "Common Stock") of Firearms Training Systems, Inc., a Delaware corporation (the "Company" or "Issuer"). Capitalized terms used herein without definition have the meanings ascribed to them in the Statement, as amended to date.

         Except as specifically provided herein, this amendment does not modify any of the information previously reported in the Statement.

Item 4.  Purpose of the Transaction.

         Item 4 is hereby amended by appending the following to the end of the
Item 4 disclosure:

      On August 23, 2006, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Meggitt-USA, Inc., a Delaware corporation ("Parent"), and Poole Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), providing for Merger Sub to be merged with and into the Company with the Company continuing as the surviving corporation.

      On October 18, 2006, the merger was consummated. Upon consummation of the merger, (i) Parent became the sole owner of all shares of capital stock of the Company and (ii) the Reporting Persons ceased to own any shares of capital stock of the Company (including any shares of Common Stock).

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended by appending the following to the end of the
Item 5 disclosure:

         (a) - (b) Collectively, no shares of Common Stock (i.e., 0% of the Common Stock) may be deemed to be beneficially owned by the Reporting Persons.

         (c) Other than as set forth in this Statement, to the knowledge of the Reporting Persons, no transactions in the class of securities reported on have been effected since the filing of Schedule 13D/A (Amendment No.
         5) on August 25, 2006, by any person named pursuant to Item 2.

         (d) Not applicable.

         (e) The Reporting Persons ceased to be beneficial owners of any Common Stock on October 18, 2006.


Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer.

         Item 6 is hereby amended by incorporating by reference the information set forth in Item 4 above.

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:  October 20, 2006

                                        CENTRE CAPITAL INVESTORS II, L.P.

                                        By:  Centre Partners II, L.P.,
                                             its general partner

                                             By: Centre Partners Management LLC,
                                                 Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                     Name:   Scott Perekslis
                                                     Title:  Managing Director


                                        CENTRE CAPITAL TAX-EXEMPT
                                        INVESTORS II, L.P.

                                        By:  Centre Partners II, L.P.,
                                             its general partner

                                             By: Centre Partners Management LLC,
                                                 Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                     Name:   Scott Perekslis
                                                     Title:  Managing Director


                                        CENTRE CAPITAL OFFSHORE
                                        INVESTORS II, L.P.

                                        By:  Centre Partners II, L.P.,
                                             its general partner

                                             By: Centre Partners Management LLC,
                                                 Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                     Name:   Scott Perekslis
                                                     Title:  Managing Director

                                        CENTRE PARTNERS COINVESTMENT L.P.

                                        By:  Centre Partners II, LLC
                                             its general partner

                                             By: Centre Partners Management LLC,
                                                 Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                     Name:   Scott Perekslis
                                                     Title:  Managing Director


                                        CENTRE PARTNERS II, L.P.

                                        By:  Centre Partners Management LLC,
                                             Attorney-in-fact


                                             By: /s/ SCOTT PEREKSLIS
                                                 -------------------------------
                                                 Name:   Scott Perekslis
                                                 Title:  Managing Director


                                       CENTRE PARTNERS II, LLC

                                       By:   Centre Partners Management LLC,
                                             Attorney-in-fact


                                             By: /s/ SCOTT PEREKSLIS
                                                 -------------------------------
                                                 Name:   Scott Perekslis
                                                 Title:  Managing Director


                                       CENTRE PARTNERS MANAGEMENT LLC


                                             By: /s/ SCOTT PEREKSLIS
                                                 -------------------------------
                                                 Name:   Scott Perekslis
                                                 Title:  Managing Director